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                                                                    EXHIBIT 99.1

PRESS RELEASE
                                            CONTACT:
                                            BRIAN L. CANTRELL
(ALLIANCE RESOURCE PARTNERS, L.P. LOGO)     Alliance Resource Partners, L.P.
                                            1717 South Boulder Avenue, Suite 600
                                            Tulsa, Oklahoma 74119
                                            (918) 295-7673
FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.
REPORTS SETTLEMENT OF DOTIKI MINE FIRE INSURANCE CLAIM; AND RAISES 2004 GUIDANCE

TULSA, Oklahoma, September 13, 2004 - Alliance Resource Partners, L.P. (NASDAQ:
ARLP) today reported that a final settlement has been concluded with its insurance underwriters concerning the expenses and losses attributable to the mine fire that occurred earlier this year at the Partnership's Dotiki mine, operated by its wholly-owned subsidiary, Webster County Coal, LLC. (See ARLP Press Releases, dated February 12, March 1, March 8, March 25, April 23 and July 22, 2004.)

The settlement covers all expenses, losses and claims incurred by Webster County Coal and other affiliates in an aggregate amount of $27.0 million. This settlement amount provides for reimbursement of expenses and costs associated with extinguishing the fire, damage to Dotiki mine property, interruption of business operations (including profit recovery) and extra expenses incurred to minimize the impact to the Partnership's operations stemming from the Dotiki mine fire. The net settlement amount of approximately $21.1 million reflects a $1.0 million self-retention amount, a $2.5 million deductible, and 10% co-insurance of approximately $2.4 million. The Partnership has previously received $8.1 million as partial advance payments of this settlement amount and expects to receive the final net payment of approximately $13.0 million in early October, 2004.

"I am extremely pleased that we were able to reach an equitable and expedited resolution of the Dotiki mine fire insurance claim," said Joseph W. Craft III, President and Chief Executive Officer. "Through the dedicated efforts of everyone involved, from the initial firefighting efforts to resolution of the insurance claim itself, this settlement allows us to put the fire incident behind us and focus on Dotiki's continuing bright future."

As previously reported, the Partnership recorded an offset to operating expenses, as a recovery under its commercial insurance policies, of approximately $2.9 million and $0.2 million in the first and second quarters of 2004, respectively. With the completion of the final settlement in the third quarter of 2004, the Partnership will record an additional offset to operating expenses of approximately $2.8 million and a gain of approximately $15.2 million attributable to property damage, interruption of business operations (including profit recovery), and extra expenses incurred to minimize the period and total cost of disruption to the Partnership's operations as a result of the Dotiki mine fire.

As a result of the $18 million impact of the final insurance settlement, the limited partners' interest in net income for the third quarter of 2004 will increase by approximately $17.6 million or $0.98 and $0.96 per basic and diluted limited partner unit, respectively. In addition, the Partnership is



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increasing its estimate of net income for the year ending December 31, 2004 from a range of $70.0 to $80.0 million to a range of $88.0 to $98.0 million.

Alliance Resource Partners is the nation's only publicly traded master limited partnership involved in the production and marketing of coal. Alliance Resource Partners currently operates mining complexes in Illinois, Indiana, Kentucky and Maryland.

FORWARD-LOOKING STATEMENTS: WITH THE EXCEPTION OF HISTORICAL MATTERS, ANY MATTERS DISCUSSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM PROJECTED RESULTS. THESE RISKS, UNCERTAINTIES AND CONTINGENCIES INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING: COMPETITION IN COAL MARKETS AND OUR ABILITY TO RESPOND TO THE COMPETITION; FLUCTUATION IN COAL PRICES, WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS AND CASH FLOWS; DEREGULATION OF THE ELECTRIC UTILITY INDUSTRY OR THE EFFECTS OF ANY ADVERSE CHANGE IN THE DOMESTIC COAL INDUSTRY, ELECTRIC UTILITY INDUSTRY, OR GENERAL ECONOMIC CONDITIONS; DEPENDENCE ON SIGNIFICANT CUSTOMER CONTRACTS, INCLUDING RENEWING CUSTOMER CONTRACTS UPON EXPIRATION OF EXISTING CONTRACTS; CUSTOMER BANKRUPTCIES AND/OR CANCELLATIONS OF, OR BREACHES TO EXISTING CONTRACTS; CUSTOMER DELAYS OR DEFAULTS IN MAKING PAYMENTS; FLUCTUATIONS IN COAL DEMAND, PRICES AND AVAILABILITY DUE TO LABOR AND TRANSPORTATION COSTS AND DISRUPTIONS, EQUIPMENT AVAILABILITY, GOVERNMENTAL REGULATIONS AND OTHER FACTORS; OUR PRODUCTIVITY LEVELS AND MARGINS THAT WE EARN ON OUR COAL SALES; ANY UNANTICIPATED INCREASES IN LABOR COSTS, ADVERSE CHANGES IN WORK RULES, OR UNEXPECTED CASH PAYMENTS ASSOCIATED WITH POST-MINE RECLAMATION AND WORKERS' COMPENSATION CLAIMS; ANY UNANTICIPATED INCREASES IN TRANSPORTATION COSTS AND RISK OF TRANSPORTATION DELAYS OR INTERRUPTIONS; GREATER THAN EXPECTED ENVIRONMENTAL REGULATION, COSTS AND LIABILITIES; A VARIETY OF OPERATIONAL, GEOLOGIC, PERMITTING, LABOR AND WEATHER-RELATED FACTORS; RISKS OF MAJOR MINE-RELATED ACCIDENTS OR INTERRUPTIONS; RESULTS OF LITIGATION; DIFFICULTY MAINTAINING OUR SURETY BONDS FOR MINE RECLAMATION AS WELL AS WORKERS' COMPENSATION AND BLACK LUNG BENEFITS; DIFFICULTY OBTAINING COMMERCIAL PROPERTY INSURANCE; AND RISKS ASSOCIATED WITH OUR 10.0% PARTICIPATION (EXCLUDING ANY APPLICABLE DEDUCTIBLE) IN THE COMMERCIAL INSURANCE PROPERTY PROGRAM.

ADDITIONAL INFORMATION CONCERNING THESE AND OTHER FACTORS CAN BE FOUND IN THE PARTNERSHIP'S PUBLIC PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), INCLUDING THE PARTNERSHIP'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003 FILED ON MARCH 12, 2004 WITH THE SEC. EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, THE PARTNERSHIP DOES NOT INTEND TO UPDATE ITS FORWARD-LOOKING STATEMENTS.









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